Exhibit (h)(8)

                                     LIMITED
                                AGENCY AGREEMENT

         This Agreement ("Agreement") is made as of this ________ day of ______, 2002, by and between ____________________("Transfer Agent"), and T. ROWE PRICE RETIREMENT PLAN SERVICES, INC., a Maryland corporation with its principal office at 100 East Pratt Street, Baltimore, Maryland 21202 ("RPS" or "Plan Agent").

                                   WITNESSETH:

         WHEREAS, the Funds listed on Exhibit A (each such investment company a "Fund" and, collectively, the "Funds") are investment companies registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, Transfer Agent is the shareholder accounting and registered transfer agent for the Funds pursuant to Section 17 A of the Securities Exchange Act of 1934, as amended (the "1934 Act");

         WHEREAS, RPS is a registered transfer agent pursuant to Section 17 A of the 1934 Act, as amended, and has agreed to arrange separately for the performance of certain recordkeeping services for participants ("Participants") in certain retirement plans ("Plan" collectively referred to as the "Plans");

         WHEREAS, certain Participants have elected to purchase shares of the Fund for the Plan and maintain shares in an omnibus account ("Account(s)") with the Fund.

         WHEREAS, Transfer Agent desires to appoint RPS as agent for the Funds solely with respect to the Plans to perform services outlined in this agreement, and RPS is willing and able to furnish such services on the terms and conditions hereinafter set forth; and

         WHEREAS, RPS has been authorized and requested by the Plans to carry out the obligations discussed herein;

         NOW,   THEREFORE,   in  consideration  ofthe  mutual  covenants  herein
contained, the parties hereto agree as follows:

1. Terms of Appointment; Duties of the Parties

         RPS and Transfer Agent shall perform the following services in accordance with procedures established from time to time by agreement among the parties:

         1.1. Subject to the terms and conditions set forth in this Agreement, RPS will act as agent for the Fund for the purpose of accepting orders from the Plans or Participants for the


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purchase and  redemption  of the  authorized  and issued shares of the Fund (the
"Shares") (collectively referred to as "Orders").

         The operating procedures governing the responsibilities of the parties under this Agreement are set forth in Exhibit B which is attached hereto and specifically made a part ofthis Agreement.

         1.2. Each party shall maintain adequate offices, personnel and computer and other equipment to perform the services contemplated by this Agreement. Each party shall notify the other party promptly in the event that it becomes unable for any reason to perform the services contemplated by, or any other of its obligations under, this Agreement.

         1.3. Any representation made by RPS regarding the Fund shall be in its capacity as Plan Agent and agent ofthe Plans and not in its capacity as agent for the Fund.

         1.4. RPS agrees that records maintained by it hereunder will be preserved, maintained and made available in accordance with applicable laws and copies will be surrendered promptly to Transfer Agent in accordance with its request. ill certain instances, RPS may be required to seek the authorization of the Plan prior to making the records available to the Transfer Agent. RPS and Transfer Agent agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential and shall not be voluntarily disclosed to any other person, except to the Plan, or as may be required by law.

2. Expenses


         2.1. All expenses incident to performance by the Transfer Agent under this Agreement shall be paid by the Transfer Agent and all expenses incident to performance by the Plan Agent under this Agreement shall be paid by the Plan Agent.

3. Representations and Warranties

         3.1. RPS represents and warrants to Transfer Agent that:

          (a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland;

          (b)  It has legal power and authority to carry on its business;

          (c) All requisite actions have been taken to authorize it to enter into and to perform its duties under this Agreement;

          (d) It is duly registered as a transfer agent under Section 17 A of the 1934 Act; and


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          (e)  It shall  comply  with  federal  and  state  securities  laws and regulations thereunder in connection with its responsibilities under this Agreement.

         3.2. Transfer Agent represents and warrants to RPS that:

          (a) It is a corporation duly organized, validly existing and in good standing under the laws of its State;

          (b) It is empowered by its charter and by-laws and under applicable law to enter into and to perform this Agreement;

          (c) All requisite actions have been taken to authorize it to enter into and to perform its duties under this Agreement and it is duly authorized to appoint RPS as agent for the Fund;

          (d) It is duly registered as a transfer agent under section 17 A of the 1934 Act; and

          (e) It shall comply with federal and state securities laws and regulations thereunder in connection with its responsibilities under this Agreement.

4. Indemnification


         4.1. RPS shall indemnify and hold Transfer Agent and its directors, officers and employees harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out ofRPS's lack of good faith, negligence or willful misconduct in the performance of its duties under this Agreement, or arising out of the material breach of any representation or warranty ofRPS hereunder. RPS shall not be liable for indemnification hereunder if such losses are attributable to the negligence or misconduct of the Transfer Agent in performing its obligations under this Agreement.

         4.2. Transfer Agent shall indemnify and hold RPS and its directors, officers and employees harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of Transfer Agent's lack of good faith, negligence or willful misconduct in the performance of its duties under this Agreement, or arising out of any material breach of any representation or warranty of Transfer Agent hereunder. Transfer Agent shall not be liable for indemnification hereunder if such losses are attributable to the negligence or misconduct ofRPS in performing its obligations under this Agreement.

         4.3. Transfer Agent shall reimburse RPS, the Plan and its participants for any losses or reasonable costs incurred as a result of a material pricing error of the Fund or if a price is not received by the time period designated in Exhibit B of this Agreement.

         4.4. In order that the indemnification provisions contained herein shall apply, upon the assertion of a claim or loss for which either party may be required to indemnify the other, the



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party  seeking  indemnification  shall  promptly  notify the other party of such assertion or loss, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate at its expense with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

         The obligations ofthe parties hereto under this Section 4 shall survive the termination of the Agreement.


5. Acknowledgments

         5.1. The parties acknowledge that RPS is also the Plan's Agent and as such will provide certain services to the Plan as agent of the Plan, which may involve, among other things, preparing informational or promotional materials that may refer to the Fund and responding to telephone inquiries from Plan participants. The parties acknowledge that the provision of such services and any other actions of Plan Agent related to the Fund and not specifically authorized herein are outside the scope ofthis Agreement and will be taken in the capacity of Plan Agent.

         5.2. The parties acknowledge that the services provided by Plan Agent hereunder are shareholder administrative services and not investment advisory or distribution related services.

         5.3. RPS acknowledges and agrees that Transfer Agent may enter into agreements similar to this Agreement with organizations other than RPS which also serve as transfer agents for mutual funds. Transfer Agent acknowledges and agrees that nothing contained herein shall prohibit RPS or any affiliate ofRPS from providing administrative, subaccounting or recordkeeping services to any defined contribution plan or from soliciting any such plan or sponsor thereof to enter into any arrangement with RPS or any affiliate ofRPS for such services.

         5.4. Transfer Agent acknowledges that it will provide in bulk to Plan Agent, at a single address and at no expense to Plan Agent, the following shareholder communicatiQns materials prepared for circulation to shareholders of record of the Funds in quantities requested by Plan Agent which are sufficient to allow mailing thereof by Plan Agent and, to the extent required by applicable law, to all participants: proxy or information statements, annual reports, semi-annual reports, and all updated prospectuses, supplements and amendments thereof.

         5.5 The parties agree that the services provided by Plan Agent are not in the capacity of a sub-transfer agent for the Transfer Agent or for the Fund as that term is defined pursuant to Rule 17A et. seq. of the 1934 Act. The Fund and the Transfer Agent will not list Plan Agent as a sub-transfer agent on any required filings made by the Transfer Agent or in any Fund prospectus. Plan
Agent shall not be responsible for filing any reports with respect to information that pertains to the Fund.

6. Termination of Agreement

         6.1. This Agreement may be terminated by either party upon ninety (90) days written notice to the other. This Agreement may be terminated by Transfer Agent immediately upon notice to RPS in the event that RPS becomes unable for any reason to perform the services contemplated by this Agreement, Transfer Agent ceases to be the transfer agent for the Fund, or the Fund ceases to be an investment alternative under the Plan. This Agreement may be terminated by RPS immediately upon notice to Transfer Agent in the event that Transfer Agent ceases to be the transfer agent for the Fund or the Fund ceases to be an investment alternative under the Plan. If the Fund ceases to be an investment alternative for any individual Plan, the provisions of this Agreement will no longer apply to such Plan.

         6.2. Upon termination ofthis Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations. The obligations of the parties under this subsection 6.2 shall survive the termination of this Agreement.

7. Assignment

         7.1. Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

         7.2. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

8. Notices

         Notices hereunder shall be in writing, shall be delivered personally, sent by certified mail (return receipt requested), or sent by facsimile machine in accordance with procedures established by agreement of the parties hereto, and shall be addressed to a party either at its address below or at a changed address specified by it in a notice to the other party hereto:







             Transfer Agent     _______________________________
                                _______________________________
                                _______________________________
                                Attention:_____________________




            RPS:                T. ROWE PRICE RETIREMENT PLAN SERVICES, INC.
                                4555 Painters Mill Road
                                Campus Building 1, 3rd Floor
                                Owings Mills, Maryland 21117
                                Attention: RPS Trading Department



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                               With Copy to:

                               T. Rowe Price Associates, Inc.
                               100 East Pratt Street
                               Baltimore, Maryland 21202
                               Attention: David M. Abbey, Esq.


9. Amendment

         This Agreement rimy be amended or modified only by a written agreement executed by both parties.


10. Maryland Law to Apply


         This  Agreement   shall  be  construed  and  the   provisions   thereof
interpreted under and in accordance with the laws of the state of Maryland.

11. Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written. This Agreement is intended to set forth the rights, duties and responsibilities between Transfer Agent and RPS with respect to the matters covered herein. Nothing contained in the Agreement is intended to convey rights to any third parties such as Plans, Participants.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.


                                      [transfer agent]


                                       By:_____________________________________

                                       Name:___________________________________

                                       Title:__________________________________


                                       T. ROWE PRICE RETIREMENT PLAN
                                       SERVICES, INC.



                                       By:_____________________________________
                                       Name:  David M. Abbey
                                       Title: Vice President




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                                    EXHIBIT A







              FUND_____________________________________  TICKER________________

                                                                     EXHIBIT B

                                   PROCEDURES

         (a) On each day the New York Stock Exchange (the "Exchange") is open for business (a "Business Day"), the Plan Agent may receive instructions from the Plan and/or an investment adviser, trustee, sponsor or administrative committee of a Plan (each a "Plan Representative") for each Plan for the purchase or redemption of shares of the Funds ("Instructions") based solely upon each Plan's receipt of Instructions from Plan Representatives and/or Participants prior to time when the net asset value per share ("NA V") of the Funds ("Share Price") is determined for the Fund (the "Close of Trading") on the Business Day. mstructions in good order received by the Plan Agent prior to 4:00 p.m. Eastern time ("ET") on any given Business Day, or earlier ifthe Exchange closed earlier than 4:00 p.m. ET on any given Business Day ("Trade Date") and transmitted to the Transfer Agent by no later than 9:00 a.m. ET on the Business Day following the Trade Date ("Trade Date plus One" or "TD+ 1 "), will be executed at the Share Price of each applicable Fund, determined as of the Close of Trading on the Trade Date.

         (b) By no later than 7:00 p.m. ET on each Business Day ("Price Communication Time"), the Funds' sub-administrator will use its best efforts to communicate to the Plan Agent via a mutually agreed-upon electronic trading platform and pricing method (E.G., National Securities Clearing Corporation ("NSCC"), etc.), the Share Price of each applicable Fund, as well as dividend and capital gain information and, in the case of income funds, the daily accrual for interest factor (mil rate), determined at the Close of Trading on that Business Day. It is understood and agreed that, in the context of Section 22 ofthe 1940 Act and the rules and public interpretations thereunder by the staff of the Securities and Exchange Commission ("SEC Staff'), receipt by the Plan Agent of any Instructions from the Plan Representatives and/or Participants in a timely manner shall be deemed to be receipt by the Funds of such Instructions solely for pricing purposes and shall cause purchases and sales for the Plans to be deemed to occur at the Share Price for such Business Day.

         (c) As noted in Paragraph (a) above, by 9:00 a.m. ET on TD+ 1 ("Instruction Cutoff Time") and after the Plan Agent has processed all approved Plan Representative and/or Participant activity, the Plan Agent will transmit to the Transfer Agent via electronic transmission or system-to-system, or by a method acceptable to the Plan Agent, a report (the "Instruction Report") detailing the Instructions that were received by the Plan Agent prior to the Funds' daily determination of Share Price for each Fund (I.E., the Close of Trading) on each Business Day.

          (i) It is understood by the parties that all Instructions from the Plan Representatives and/or Participants shall be received and processed by the Plan Agent in accordance with its standard transaction processing procedures that apply to all investment options offered under the Plans. The Plan Agent shall maintain records sufficient to identify that date and time of receipt of all Plan Representative and/or


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                                                                       EXHIBIT C


     Participant transactions involving the Funds and shall make such records available upon reasonable request for examination by the Funds or its designated representative or, at the request of the Funds, by appropriate governmental authorities. Under no circumstances shall the Plan Agent change, alter or modify any Instructions received by it in good order.

          (ii) The Instruction Report shall state whether the Instructions received by the Plan Agent from the Plan Representatives and/or Participants by the Close of Trading on such Business Day resulted in the Accounts being a net purchaser or net seller of shares in each of the Funds and shall indicate the net dollar value purchased or net dollar value redeemed by the Accounts in each ofthe Funds and the date of the transaction. On Business Days where there are no Instructions, the Instruction Report will so indicate. Each transmission of Instructions by the Plan Agent of a net purchase or redemption instruction relating to a particular Fund and a Business Day shall constitute a representation and covenant by the Plan Agent that such net purchase or redemption Instruction was based on Plan Representative and/or Participants transactions received by the Plan Agent prior to the Close of Trading (and prior to the time the Share Price for each Fund was determined on such Business Day) and that each net purchase or redemption Instruction included all such Plan Representative and/or Participant transactions so received by the Plan Agent. All Instructions will be communicated in U.S. dollars.

          (iii) As noted above, Instructions communicated by the Plan Agent to the Transfer Agent by means acceptable to the Plan Agent on any Business Day by the Instruction Cutoff Time will be processed by the Fund's Transfer Agent at the Share Price determined for each Fund as of the Close of Trading on the Business Day on which the Plan Agent received those Instructions from the Plan Representatives and/or Participants (I.E., the Trade Date).

          (iv) Following the completion of the transmission of any Instructions by the. Plan Agent to the Transfer Agent by the Instruction Cutofftime, the Transfer Agent will verify that the Instruction was received from the Plan Agent by such method acceptable to both the Transfer Agent and Plan Agent.

          (v) In the event that an Instruction transmitted by the Plan Agent on any Business Day is not received by the Transfer Agent by the Instruction Cutoff Time, due to mechanical difficulties or for any other reason beyond the Plan Agent's reasonable control, such Instruction shall nonetheless be treated by the Transfer Agent as if it has been received by the Instruction Cutoff Time, provided that the Plan Agent retransmits such Instruction by facsimile transmission to the Transfer Agent and such Instruction is received by the Transfer Agent's financial control representative no later than 9:30 a.m. ET on TD+ 1. In addition, the Plan Agent will place a phone call to a financial control representative ofthe Transfer Agent prior to 9:00 a.m. ET on TD+ 1 to advise the Transfer Agent that a facsimile transmission concerning the Instruction is being sent.

                                                                       EXHIBIT C

          (vi) With respect to all Instructions, the Transfer Agent's financial control representative will manually adjust the "supersheet" for the Trade Date to reflect any Instructions sent by the Plan Agent.

          (vii) By no later than 4:00 p.m. on TD+ 1, the Transfer Agent will confirm that all Instructions provided to the Transfer Agent on TD+ 1 were accurately received and that the trades for each Account were accurately completed and Plan Agent will use its best efforts to notify the Transfer Agent of any discrepancies.

         (d) As set forth below, upon the timely receipt from the Plan Agent ofthe Instruction Report, the Fund will execute the purchase or redemption transactions (as the case may be) at the Share Price for each Fund computed as of the Close of Trading on the Trade Date.

          (i) Except as otherwise provided herein, all purchase and redemption transactions will settle on TD+ 1. Settlements will be through net Federal Wire transfers between Plan Agent, acting on behalf of the Plans, and a custodial account designated by the Fund Company. In the case of Instructions which constitute a net purchase order, settlement shall occur by the Plan Agent instructing the Plan Representative to initiate a wire transfer by 1 :00 p.m. ET on TD+ 1 to the Fund Company for receipt by the Fund Company's custodian by no later than the Close of Business at the New York Federal Reserve Bank on TD+ 1, causing the remittance of the requisite funds to cover such net purchase order. In the case of Instructions which constitute a net redemption order, settlement shall occur by the Transfer Agent causing the remittance of the requisite funds to cover such net redemption order by Federal Funds Wire by 1 :00 p.m. ET on TD+ 1; provided, that, the Fund Company reserves the right to suspend redemptions pursuant to the 1940 Act or as otherwise required by law; provided, further, that, notwithstanding the preceding sentence, the Fund Company will in good faith make diligent efforts to settle any trade on TD+ 1 in any instance in which Plan Agent has provided the Fund Company at least seventy-two (72) hours advance Notice of an impending Instruction involving an "Extraordinary Plan Event." For these purposes an "Extraordinary Plan Event" shall mean an event outside the normal operation of a Plan such as an entire Plan moving out of Plan Agent's account with the Fund or a Plan asset transfer or merger arising from a Plan sponsor's merger, acquisition or divestiture. All settlements made in accordance with this Subsection (i) shall be in U.S. dollars.

          (ii) The Plan Agent or such other party as may be designated by the Plan as record owner of each Account ("RECORD OWNER") will be provided with all written confirmations required under federal and state securities laws. In this regard confirmations will be mailed by the Transfer Agent to the Record Owner no later than 1:00 p.m. ET on TD+2.

         (e) The Plan Agent shall, upon receipt of any confirmation or statement concerning the Accounts, promptly verify by use of the terminal or by such other method acceptable to the Plan Agent the accuracy ofthe information contained therein against the information contained in the Plan Agent's internal recordkeeping system and shall promptly advise the Transfer Agent in writing of any discrepancies between such information. The Transfer Agent and the Plan Agent shall cooperate to resolve any such discrepancies as soon as reasonably practicable.

         (f) In the event of any error (including any pricing error) or delay with respect to the Procedures outlined in this EXHIBIT B (i) which is caused by the Fund Company, the Transfer Agent, or the Fund Company's Sub-Administrator, the Fund Company's Sub-Administrator or the Transfer Agent (as appropriate) shall make any adjustments (upon first providing Plan Agent at least 24 hours notice) on the Fund Company's accounting system necessary to correct such error or delay and the response party or parties shall reimburse the Plan and the Plan Agent for any losses or reasonable costs incurred directly as a result of the error or delay but specifically excluding any and all consequential, punitive or other indirect damages; or (ii) which is caused by the Plan Agent or by any Plan Representative, the Fund Company's Sub-Administrator or the Transfer Agent shall make any adjustment on the Fund Company's accounting system necessary to correct such error or delay and the affected party or parties shall be reimbursed by the Plan Agent for any losses or reasonable costs incurred directly as a result of the error or delay, but specifically excluding any and all consequential punitive or other indirect damages. In the event of any such adjustments on the Fund Company's accounting system, the Plan Agent shall make the corresponding adjustments on its internal recordkeeping system. In the event that errors or delays with respect to the Procedures are contributed to by more than one party hereto, each party shall be responsible for that portion of the loss or reasonable cost which results ITom its error or delay. All parties agree to provide the other parties prompt notice of any errors or delays of the type referred to herein and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any such costs or losses.

         (g) The  Fund  Company  will  provide  to the Plan  Agent by the  first
Business Day of each calendar month a schedule for the next calendar month reflecting the dividend or capital gain distributions (including ex-dividend dates, record dates and payment dates associated with that declaration or distribution) ofthe Funds. The Plan Agent will be provided with any updates to the calendar on a timely basis.

         (h) The Transfer Agent shall provide to the Plan Agent by the fifth Business Day of each calendar month a statement or statements for the preceding calendar month reflecting the shares of the Funds held by the Plan as of the end of such preceding month and all shareholderrelated activities by the Plan in the Funds during such preceding month.

         (i) All transmissions of files by the Plan Agent to the Funds required under these Procedures shall conform with Plan Agent's specified file formats, which Plan Agent shall provide to the Fund Company within a reasonable period of time prior to their application.